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                                  Company Contact:    Dominick J. Valenzano
                                                      Chief Financial Officer
                                                      212-563-3355

From:    TRANS WORLD GAMING CORP.
         One Penn Plaza
         Suite 4303
         New York, NY 10119

                    TRANS WORLD GAMING CORP. ANNOUNCING RESULTS OF
                       LOUISIANA LOCAL OPTION GAMING ELECTIONS

      *RESIDENTS IN 35 PARISHES VOTE TO ELIMINATE EXISTING GAMING BY JUNE 1999*

    NEW YORK, NEW YORK, NOVEMBER 6, 1996:  Trans World Gaming Corp. (Nasdaq NM:
IBET, IBETW) today announced that 35 of 64 Louisiana parishes, including Lafayette and Beauregard, in which the company operates facilities, voted yesterday to eliminate existing video poker machine operations in truck stops, restaurants, racetracks and bars. As a result, Trans World Gaming must cease its video poker operations in both Lafayette and Beauregard Parishes by June 30, 1999. The Company believes that cash flow generated from existing operations (barring any extraordinary circumstances) should be sufficient to cover carrying interest and retire its existing debt over the next 32 months.

    Local Louisiana gaming associations are evaluating their options to challenge the legality of local option gaming elections for a variety of reasons.

    Stanley Kohlenberg, President & CEO of Trans World Gaming Corp., stated, "Although we are not happy with the parishes' decision to eliminate gaming, we are hopeful that we will be debt-free by June 30, 1999 from the cash flow generated by our two Louisiana locations, assuming operations continue at or above current levels. In the meantime, Trans World Gaming is continually looking for business opportunities on an international level and is exploring financing alternatives that will enable us to create a new platform for growth."

    Trans World Gaming owns and operates two casinos featuring video poker in Louisiana and plans to specialize in small to medium casinos and gaming parlors in local venues worldwide.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to plans, projections or future performance of the Company, the occurrence of which involve certain risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.